UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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HAVERTY FURNITURE COMPANIES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HAVERTY FURNITURE COMPANIES, INC.

780 Johnson Ferry Road, Suite 800

Atlanta, GA 30342

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 9, 2008

Dear Fellow Stockholder:

The Annual Meeting of Stockholders of Haverty Furniture Companies, Inc. will be held at the Marriott SpringHill, 16 South Calvert Street, Baltimore, Maryland on Friday, May 9, 2008, at 10:00 a.m. for the following purposes:

1.	Holders of Class A Common Stock to elect eight Directors.

2.	Holders of Common Stock to elect three Directors.

3.	To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 10, 2008, are entitled to notice of, and to vote at, this meeting.

By Order of the Board of Directors

Jenny Hill Parker

Vice President,

Secretary and Treasurer

Atlanta, Georgia

March 28, 2008

WE URGE EACH STOCKHOLDER TO PROMPTLY

VOTE YOUR SHARES AT YOUR EARLIEST CONVENIENCE.

PLEASE FOLLOW THE DIRECTIONS ON YOUR PROXY CARD CAREFULLY.

HAVERTY FURNITURE COMPANIES, INC.

780 Johnson Ferry Road, Suite 800

Atlanta, GA 30342

Annual Meeting of Stockholders

PROXY STATEMENT

Our Board of Directors is furnishing you this Proxy Statement to solicit proxies on its behalf at the 2008 Annual Meeting of Stockholders (“Annual Meeting”) of Haverty Furniture Companies, Inc. (“we,” the “Company” or “Havertys”). The meeting will be held on May 9, 2008 at the Marriott SpringHill, 16 South Calvert Street, Baltimore, Maryland, beginning promptly at 10:00 a.m. local time. This Proxy Statement and the accompanying proxy are first being mailed to our stockholders on or about March 28, 2008.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Who may vote?

Stockholders on March 10, 2008 of Common Stock or Class A Common Stock are entitled to vote. The owners of Common Stock are entitled to one vote for each share held on all stockholder matters. The owners of Class A Common Stock are entitled to ten votes for each share held on all stockholder matters except for the election of directors, in which they are entitled to one vote per share.

As of March 10, 2008, we had 17,093,291 shares of $1.00 par value Common Stock and 4,123,711 shares of $1.00 par value Class A Common Stock outstanding. In order for us to conduct our meeting, a majority of our outstanding shares of the combined classes of common stock as of March 10, 2008, must be present in person or by proxy at the meeting. This is referred to as a quorum.

What am I voting on?

You will be voting on the election of directors and any other matter that properly comes before the meeting. At the time we printed this Proxy Statement, we were not aware of any other matters that will be presented at the meeting.

Why are there two groups of Directors?

The owners of Common Stock and Class A Common Stock vote as separate classes in the election of directors. The owners of Common Stock are entitled to elect 25% of the members of the Board, or the nearest higher whole number that is at least 25% of the total number of directors standing for election. The owners of Class A Common Stock are entitled to elect the remaining number of directors standing for election.

What is the difference between a stockholder “of record” and a stockholder who holds stock in “street name”?

If your shares are registered in your name, you are a stockholder of record. If your shares are in the name of your broker or bank, your shares are held in street name and you are the beneficial owner.

How do I vote before the meeting?

You have three voting options:

•	Over the Internet, which we encourage if you have Internet access, by following the directions shown on your proxy card;

•	By telephone through the number shown on your proxy card; or

•	By mail by completing, signing and returning the enclosed proxy card.

If you hold your shares in street name, whether you can vote by telephone or over the Internet depends on the bank’s or broker’s voting processes. Please follow the directions on your proxy card carefully.

Can I vote at the meeting?

You can vote your shares at the meeting if you attend in person. Even if you plan to attend the meeting, we encourage you to vote your shares by proxy.

Can I change my mind after I vote?

You may change your vote at any time before the polls close at the meeting. You may do this by (1) signing another proxy with a later date and returning it to us prior to the meeting, or (2) voting again by telephone or over the Internet prior to 11:59 p.m. Eastern Time on May 8, 2008, or (3) voting again at the meeting.

What is a proxy?

It is your legal designation of another person to vote stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you sign the proxy card, you appoint Dennis L. Fink and Jenny Hill Parker as your representatives at the meeting.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare Trust Company, N.A., which may be reached at 1-800-568-3476.

Will my shares be voted if I do not provide my proxy?

If you hold your shares as stockholder of record, they will not be voted if you do not provide a proxy. Your shares may be voted under certain circumstances if they are held in the name of the brokerage firm even if you do not instruct the firm to vote the shares on your behalf. Brokerage firms currently have the authority under the New York Stock Exchange Rules to vote customer’s un-voted shares on certain “routine” matters, including the election of directors. These “broker non-votes” are counted for purposes of establishing a quorum and in the election of directors. Any other matters brought before the meeting will not be considered “routine,” and as a result brokers do not have discretionary voting and these shares will not be considered.

How are votes counted?

Votes are counted in accordance with Havertys’ By-Laws and Maryland law. An abstention to a proposal is not considered a vote cast under Maryland law and, therefore, will have no effect on the outcome of the vote for any matter. If a stockholder returns a signed proxy card but does not indicate how his or her shares are to be voted, the shares covered by the proxy card will be counted as a vote “For” the election of directors. Shares will not be voted at the Annual Meeting if the proxy card has been returned but not signed.

How many votes are needed to elect directors?

The nominees receiving the highest number “For” votes will be elected as directors. This number is called a plurality. Shares not voted will have no impact on the election of directors. Unless a properly executed proxy card is marked “Withhold Authority,” the proxy given will be voted “For” the nominees for director recommended by the Board and listed in this Proxy Statement.

How will the proxies vote on any other business brought up at the meeting?

By submitting your proxy card, you authorize the proxies to use their judgment to determine how to vote on any other matter brought before the Annual Meeting. We do not know of any other business to be considered at the Annual Meeting. The proxies’ authority to vote according to their judgment applies only to shares you own as the stockholder of record. As noted above, “broker non-votes” will not be voted on any such matters.

Are votes confidential?

We will continue our long-standing practice of holding the votes of all stockholders in confidence, except (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company, (b) in case of a contested proxy solicitation, (c) if a stockholder makes a written comment on the proxy card or otherwise communicates his/her vote to management, or (d) to allow the independent inspectors of election to certify the results of the vote.

Who will count the votes?

Broadridge Financial Solutions, Inc., an independent tabulator, will count the votes.

Who is paying for this solicitation?

We are paying the cost of the proxy solicitation. These costs include charges of brokers, banks, fiduciaries, and custodians for forwarding proxy materials to their principals and obtaining their proxies. Additionally, some of our directors, officers, or employees may solicit proxies by mail, telephone, or personal contact. None of these solicitors will receive any additional or special compensation for doing this.

Can I access future Annual Meeting materials through the Internet rather than receiving them by mail?

Yes. If you vote via the Internet, you can also sign up for electronic delivery of future proxy materials. Just follow the instructions that appear after you finish voting at www.proxyvote.com. You will receive an email next year notifying you of the website containing the 2008 Annual Report and the Proxy Statement for the 2009 Annual Meeting.

If I want to submit a stockholder proposal for the 2009 annual Meeting when is it due?

A stockholder desiring to submit a proposal for inclusion in Havertys’ Proxy Statement for the 2009 Annual Meeting must deliver the proposal so that it is received by Havertys no later than November 28, 2008. You must submit your proposal in writing to the Secretary of the Company at 780 Johnson Ferry Road, Suite 800, Atlanta, Georgia 30342. Only proposals meeting the requirements of applicable Securities and Exchange Commission rules will be considered for inclusion in Havertys’ Proxy Statement.

How can I obtain a copy of the Annual Report?

A copy of the Havertys’ 2007 Annual report is being mailed with this Proxy Statement to each stockholder entitled to vote at the Annual Meeting. If you did not receive a copy of the Annual Report, you may obtain one free of charge by writing to Stockholder Relations, Haverty Furniture Companies, Inc., 780 Johnson Ferry Road, Suite 800, Atlanta, Georgia 30342. These documents and other information may also be accessed from Havertys’ website at www.havertys.com.

ELECTION OF DIRECTORS

(Proposals 1 and 2)

General

Eleven directors are to be elected at the 2008 Annual Meeting to hold office until the 2009 Annual Meeting and until their successors are elected and qualified. Our charter provides that our Board of Directors be elected by stockholders of each of the two classes of stock, voting separately by class. At this Annual Meeting, three directors will be elected by the holders of Common Stock and eight will be elected by the holders of Class A Common Stock.

The nominees for election at the 2008 Annual Meeting were recommended and approved for nomination by the Nominating and Corporate Governance Committee (the “Governance Committee”) of the Board. The election of Havertys’ directors requires a plurality of votes cast at the meeting by the holders of the respective classes of common stock. We expect that each of the nominees will be available for election, but if any of them is unable to serve at the time the election occurs, it is intended that the proxies will vote for the election of another nominee to be designated by the Governance Committee and the Board of Directors.

The following sets forth for each nominee his or her age and a brief description of his or her principal occupation and business experience during the last five years. They are all currently Havertys directors.

NOMINEES FOR ELECTION BY HOLDERS OF CLASS A COMMON STOCK

CLARENCE H. RIDLEY	Director since 1979 Age 65

Mr. Ridley has served as Chairman of the Board of Havertys since January 2001. From 1996 to 2001, he served as Vice Chairman of Havertys. Mr. Ridley was a Partner at the law firm of King & Spalding from 1977 to 2000. He is also a director of Crawford & Company and a trustee of STI Classic Funds and STI Classic Variable Trust. Mr. Ridley is a member of the Board of Trustees of Saint Joseph’s Health System and the Board of Councilors of the Carter Center. He currently serves as chairman of Havertys’ Executive Committee.

JOHN T. GLOVER	Director since 1996 Age 61

Mr. Glover has served as the Managing Partner of J&SG Investments, LLP, a private investment firm, since February 1994. From March 2000 to February 2003, he was Vice Chairman of Post Properties, Inc. a real estate investment trust that develops and operates upscale multifamily apartment communities. Mr. Glover is a member of the Board of Trustees of Emory University and a director of Emory Healthcare, Inc. He currently serves as chairman of Havertys’ Audit Committee.

RAWSON HAVERTY, JR.	Director since 1992 Age 51

Mr. Haverty has served as Senior Vice President, Real Estate and Development for the Company since 1998 and has over 24 years of experience with the Company. Mr. Haverty is member of the Board of Directors of the High Museum of Art and the Center for Ethics of Emory University.

L. PHILLIP HUMANN	Director since 1992 Age 62

Mr. Humann has been Chairman of the Board of SunTrust Banks, Inc. a multi-bank holding company, since March 1998. He also served as Chief Executive Officer of SunTrust Banks, Inc. from March 1998 to January 2007 and as President from March 1998 to December 2004. Mr. Humann is a director of Coca-Cola Enterprises Inc. and Equifax, Inc. He currently serves on Havertys’ Executive Committee and Compensation Committee.

MYLLE H. MANGUM	Director since 1999 Age 59

Ms. Mangum has served as Chief Executive Officer of IBT Enterprises, LLC, a provider of design, construction and consultant services for the retail banking and specialty retail industries, since October 2003. She was formerly the Chief Executive Officer of True Marketing Services, focusing on consolidating marketing services companies. From 1999 to 2002, she was Chief Executive Officer of MMS Incentives, Inc., a private equity company concentrating on high-tech marketing solutions. Ms. Mangum is a director of Barnes Group, Inc., Matria Healthcare, Inc., Collective Brands, Inc. and Emageon Inc. Ms. Mangum currently serves as chairman of Havertys’ Compensation Committee and as a member of the Executive Committee.

FRANK S. McGAUGHEY, III	Director since 1995 Age 59

Mr. McGaughey has served as a partner in the law firm of Powell Goldstein LLP since 1980. Mr. McGaughey is a member of the Board of Trustees of the Woodruff Arts Center and the Sara Giles Moore Foundation. He currently serves as chairman of Havertys’ Governance Committee and as a member of the Executive Committee.

CLARENCE H. SMITH	Director since 1989 Age 57

Mr. Smith has served as President and Chief Executive Officer of Havertys since January 2003. He served as President and Chief Operating Officer of the Company from May 2002 until he assumed the position of Chief Executive Officer in January 2003. Mr. Smith was named Chief Operating Officer of Havertys in May 2000 and served as Senior Vice President, General Manager, Stores, from 1996 to 2000. He is a director of Oxford Industries, Inc. and a member of the Board of Trustees of Marist School. Mr. Smith currently serves on Havertys’ Executive Committee.

AL TRUJILLO	Director since 2003 Age 48

Mr. Trujillo served as President and Chief Executive Officer of Recall Corporation, a global information management Company from 1992 until his retirement in May 2007. Recall Corporation is a Subsidiary of Brambles Industries, Ltd. located in Sydney, Australia. He is an Advisory Board Member of the College of Engineering at Georgia Tech Institute of Technology. Mr. Trujillo currently serves on Havertys’ Governance Committee and Compensation Committee.

Clarence H. Ridley, Clarence H. Smith and Rawson Haverty, Jr. are first cousins and are officers of the Company.

NOMINEES FOR ELECTION BY HOLDERS OF COMMON STOCK

TERENCE F. McGUIRK	Director since 2002 Age 56

Mr. McGuirk has served as Chairman and President of the Atlanta Braves baseball organization since 2001. He was Vice Chairman of Turner Broadcasting System, Inc., a subsidiary of Time Warner Inc. from 2001 to May 2007. From 1996 to 2001, Mr. McGuirk served as Chairman and Chief Executive Officer of Turner Broadcasting System, Inc. He is a director of The Sea Island Company and a member of the Board of Trustees of Piedmont Hospital Medical Center and The Westminster Schools. Mr. McGuirk currently serves on Havertys’ Compensation Committee.

VICKI R. PALMER	Director since 2001 Age 54

Ms. Palmer has served as Executive Vice President, Financial Services and Administration for Coca-Cola Enterprises Inc., a bottler of soft drink products, since 2004. From 1999 to 2004 she served as Senior Vice President, Treasurer and Special Assistant to the CEO of Coca-Cola Enterprises Inc. Ms. Palmer is a director of First Horizon National Corporation and is a member of the Board of Trustees of Spelman College and Woodward Academy. She currently serves on Havertys’ Audit Committee and Governance Committee.

FRED L. SCHUERMANN	Director since 2001 Age 62

Mr. Schuermann was President and Chief Executive Officer of Ladd Furniture from 1996 until he retired in 2001. He was Chairman of Ladd Furniture, Inc. from 1998 until its acquisition by La-Z-Boy, Inc. in January 2000. Mr. Schuermann currently serves on Havertys’ Governance Committee and Audit Committee.

INFORMATION ABOUT THE GOVERNANCE OF OUR COMPANY

Board Committees and Related Matters

Havertys’ business is managed under the direction and oversight of its Board of Directors. The Board appoints our Chairman and Chief Executive Officer and our senior management team who are responsible for the day-to-day conduct of Havertys’ business. The primary responsibility of the Board is to review and regularly monitor the effectiveness of Havertys’ fundamental operating plans, business strategies, policies and decisions.

The Board of Directors conducts its business through meetings of the Board and the following standing committees: an Executive Committee, an Audit Committee, an Executive Compensation and Employee Benefits Committee (the “Compensation Committee”) and a Nominating and Corporate Governance Committee (the “Governance Committee”).

Additional information, including the charters of each of these committees, can be viewed on our website: www.havertys.com (About Us, Corporate Governance). Copies of the charters are available free of charge to any stockholder requesting them by contacting the Corporate Secretary, 780 Johnson Ferry Road, Suite 800, Atlanta, Georgia 30342.

Executive Committee

The Executive Committee’s primary function is to facilitate the management of the business and affairs of Havertys during the intervals between the meetings of the Board. The Executive Committee can exercise the powers of the Board as conferred by Havertys’ By-Laws and governed by law. The Executive Committee met twice during 2007.

Members:	Clarence H. Ridley, Chairman	L. Phillip Humann
	Mylle H. Mangum	Frank S. McGaughey, III
Clarence H. Smith

Audit Committee

The Audit Committee’s primary function is to represent and assist the Board in fulfilling its oversight responsibility relating to the quality and integrity of our annual and interim external consolidated financial statements and financial reporting process, the adequacy and effectiveness of internal controls, the internal audit function, the annual independent audit of our financial statements and other matters the Board deems appropriate. The Board has determined that each member of the Audit Committee meets the independence requirements of the New York Stock Exchange (“NYSE”) where our stock is listed and Havertys’ Corporate Governance Principles. Each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements and the Board has determined that each Audit Committee member is an “audit committee financial expert” and independent under Securities and Exchange Commission (“SEC”) regulations. The Audit Committee met six times during 2007. The Audit Committee’s report is on page 15.

Members:	John T. Glover, Chairman	Vicki R. Palmer
Fred L. Schuermann

Compensation Committee

The Compensation Committee provides assistance to the Board in the areas of Havertys’ compensation philosophy, including succession planning for and evaluating the performance and approving the compensation and benefits the Chairman of the Board, Chief Executive Officer and other senior members of management (“Executive Officers”). The Compensation Committee also has the responsibility for recommending, reviewing and administering Havertys’ equity based incentive compensation plans and other benefit plans. The Board determined that each member of the Compensation Committee meets the independence requirements of the NYSE and Havertys’ Corporate Governance Principles. The Compensation Committee met three times during 2007. The Compensation Discussion and Analysis begins on page 17 and the Compensation Committee Report is on page 26.

Members:	Mylle H. Mangum, Chairman	L. Phillip Humann
	Terence F. McGuirk	Al Trujillo

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of independent directors. There are no relationships required to be disclosed under this caption.

Governance Committee

The Governance Committee has the primary responsibility for considering and making recommendations concerning the composition and structure of the Board, establishing policies relating to the recruitment of board members, director compensation and reviewing and recommending corporate governance policies and issues. Each member of the Governance Committee meets the independence requirements of the NYSE and Havertys’ Corporate Governance Principles. The Governance Committee met twice during 2007.

Members:	Frank S. McGaughey, III, Chairman	Vicki R. Palmer
	Fred L. Schuermann	Al Trujillo

Director Compensation

Retainer fees were paid to directors in 2007 in accordance with the Director Compensation Plan approved by stockholders in May 2006. The Plan provides that two-thirds of the annual retainer be paid in shares of Havertys Common Stock and the remaining one-third may, at the election of the director, be paid in cash or shares of Havertys Common Stock. Retainer fees for 2007 were paid on May 11 and November 1. In 2007, the retainer fee paid to non-employee directors was $45,000 of which $30,000 must be paid in shares of Havertys’ Common Stock. Non-employee directors also receive $1,250 for each Board meeting or Committee meeting attended. The 2007 annual fees paid for service to the committee chairmen were: $10,000 to Mr. Glover as chairman of the Audit Committee, $7,500 to Ms. Mangum as chairman of the Compensation Committee and $5,000 to Mr. McGaughey as chairman of the Governance Committee. The Governance Committee annually reviews the fees paid to directors. Employee directors receive no compensation for attending Board or Committee meetings and effective in 2007, the Governance Committee discontinued payment of a retainer fee of $3,000 to employee directors. Director compensation in 2008 will remain the same as in 2007.

Havertys maintains a Directors’ Deferred Compensation Plan (“Deferred Plan”) that permits all directors to defer to a future date receipt of payment of retainer fees and/or meeting fees which would otherwise be paid in cash or in shares of Common Stock for their services. Under the Deferred Plan, such deferred fees, plus accrued interest (at a rate determined annually in accordance with the Deferred Plan which is not above market), shall be distributed in the future to a director in one lump sum or in no more than ten equal annual installments, or in accordance with the terms of the Deferred Plan. Five directors participated in the Deferred Plan in 2007 and will also participate in 2008. Directors are reimbursed for transportation and other expenses incurred in attending Board and Committee meetings. There were no equity awards made during 2007 to directors under the Company’s 2004 Long-Term Incentive Plan. The Company does not provide any pension or other benefits to its directors.

The table below sets forth the compensation expensed by the Company for payment to directors for the year ended December 31, 2007.

		Stock Compensation
Name	Fees Earned or Paid in Cash ($)	Fees Eared or Paid in Stock ($)(1)	Stock Awards ($)(2)	Total Stock Compensation	Total ($)
Clarence H. Ridley (3)	$—	$—	$—	$—	$—
John T. Glover	22,500	45,000	—	45,000	67,500
Rawson Haverty, Jr. (4)	—	—	—	—	—
L. Phillip Humann	10,000	45,000	—	45,000	55,000
Mylle H. Mangum	15,750	30,000	—	30,000	45,750
Frank S. McGaughey, III	30,000	30,000	—	30,000	60,000
Terence F. McGuirk	21,250	30,000	—	30,000	51,250
Vicki R. Palmer	30,000	30,000	—	30,000	60,000
Fred L. Schuermann	30,000	30,000	—	30,000	60,000
Clarence H. Smith (3)	—	—	—	—	—
Al Trujillo	10,000	45,000	—	45,000	55,000

(1)

The directors’ retainer fee for 2007 was $45,000 for non-employee directors which was paid two-thirds in stock and one-third in cash with elections by Messrs. Glover, Humann and Trujillo for payment of their retainer fees in all stock. Messrs. Ridley, Haverty and Smith, as employee directors did not receive a fee for serving on the Board.

(2)	No stock awards were granted to directors in 2007.

(3)	See Summary Compensation Table for additional disclosure related to Clarence H. Ridley and Clarence H. Smith, who are also Named Executive Officers of Havertys.

(4)	See Related Party Transactions for additional disclosure related to Rawson Haverty, Jr. who is also an officer of Havertys.

Attendance. In 2007, the Board held four meetings and Committees of the Board held a total of 13 meetings. Each director attended more than 70% of the aggregate number of all meetings of the Board and committees on which he or she served during 2007.

Corporate Governance

Director Independence. The listing requirements of the NYSE require that a majority of the members of a listed company’s board of directors must be independent. The question of independence is to be determined by the board with respect to every director, in line with the rules of the NYSE. Based upon the NYSE rules, our Board has determined a majority of its current members are “independent.”

The NYSE rules also require that certain of our committees be composed entirely of independent directors. Our Committees covered by this requirement are the Audit Committee, the Governance Committee, and the Compensation Committee. Our Board has determined that all current members of the Audit Committee, the Governance Committee, and the Compensation committee are independent under the NYSE rules.

The Board considers the independence issue not merely from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation. An independent director is free of any relationship with Havertys or its management that may impair the director’s ability to make independent judgments. Particular attention is paid to whether a director is independent from management and to any financial relationships that may exist with a director or a related interest.

Generally, borrowing relationships with directors and their affiliates are considered immaterial and will not impair independence so long as the terms of the relationship are similar to other comparable borrowers. In other words, normal, arms-length credit relationships entered into in the ordinary course of business do not negate director independence. A director who is an executive officer of a company that makes payments to or receives payments from Havertys for property or services in an amount which, in any fiscal year, is greater than 2% of such director’s company’s consolidated gross revenues will not be considered independent.

The following directors have been deemed by the Board to be independent after applying the guidelines set forth above: Mmes. Mangum and Palmer and Messrs. Glover, Humann, McGuirk, McGaughey, Schuermann and Trujillo.

Director Nominations. The Governance Committee has the responsibility of reviewing qualifications of the candidates for Board membership in accordance with procedures established by Havertys’ Corporate Governance Principles, applicable law and regulations. The Governance Committee will consider recommendations for directors submitted by stockholders. Stockholders should submit their recommendations in writing to the Governance Committee (See, Communications with Directors). The proponent should submit evidence that he or she is a stockholder of Havertys, together with a statement of the proposed nominee’s qualifications to be a director. There is no difference in the manner in which the Governance Committee evaluates proposed nominees based upon whether the proposed nominee is recommended by a stockholder.

In its assessment of each potential candidate, the Governance Committee will review the nominee’s experience, independence, understanding of Havertys’ or other related industries and such other factors as the Governance Committee determines are pertinent in light of the current needs of the Board. Diversity of race, ethnicity, gender and age are factors considered in evaluating nominees for Board membership. The Governance Committee will also take into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities.

Nominees may be suggested by directors, members of management, stockholders or, in some cases, by a third-party search firm. In identifying and considering candidates for nomination to the Board of Directors, the Governance Committee considers, in addition to the requirements set out in Havertys’ Corporate Governance Principles and the Governance Committee’s charter, quality of experience, the needs of Havertys and the range of talent and experience represented on the Board. The Governance Committee sometimes uses the services of a third-party executive search firm to assist it in identifying and evaluating possible nominees for director.

Corporate Governance Principles. Our Corporate Governance Principles, together with the Board committee charters, provide the framework for the effective corporate governance of Havertys. The Board of Directors adopted these guidelines to address certain governance matters including the role of the Board, qualifications and responsibilities of directors, director compensation, management succession and director education. These governance principles are designed to maximize long-term stockholder value and promote the highest ethical conduct among Havertys’ directors and employees. A copy of the Corporate Governance Principles is available on our website at www.havertys.com.

Executive Sessions of Independent Directors. The Board of Directors has a policy of scheduling an executive session of the independent directors as part of every regularly scheduled quarterly meeting of the Board. Mr. McGaughey, as chairman of the Governance Committee, has been requested by the independent directors to preside over these sessions and to convey to management any issues of concern.

Code of Business Conduct and Ethics. All of our directors and employees, including our Chairman of the Board, Chief Executive Officer and other senior executives, are required to comply with our Code of Business Conduct and Ethics (the “Code”) to help ensure that our business is conducted in accordance with the highest standards of ethical behavior. Havertys’ continued growth and profitability are linked to our ability to make decisions that are consistent with our traditional business values and ethical principles. The Code is published on our website at www.havertys.com.

Communications with Directors. Stockholders and other interested parties may communicate with any director, committee member or the Board by writing to the following address: Board of Directors, c/o Corporate Secretary, Haverty Furniture Companies, Inc., 780 Johnson Ferry Road, Suite 800, Atlanta, Georgia 30342. Please specify to whom your correspondence should be directed. The Corporate Secretary has been instructed by the Board to review and promptly forward all correspondence (except advertising material and ordinary business matters) to the relevant director, committee member or the full Board, as indicated in the correspondence. A copy of the Director’s Communication Policy is available on our website at www.havertys.com.

Board Committee Charters. The charters for each of the standing committees of the Board as well as our Corporate Governance Guidelines, Director’s Communication Policy and Code may be accessed through our website at www.havertys.com. Additionally, copies may be requested in writing by submitting the request to Corporate Secretary, Haverty Furniture Companies, Inc., 780 Johnson Ferry Road, Suite 800, Atlanta, Georgia 30342.

Board and Committee Evaluation. During 2007 and 2008, the Board of Directors and each Board Committee participated in self-evaluation and assessment processes in order to improve the efficiency and effectiveness of the Board and each committee.

Mandatory Retirement. Our independent directors are subject to a mandatory retirement age and cannot stand for re-election in the calendar year following their 72nd birthday. The Board of Directors may ask a director to continue service beyond age 72 under certain circumstances upon review by the Governance Committee.

Directors’ Attendance at Annual Stockholders’ Meetings. Havertys does not have a policy regarding director attendance at the Annual Meeting. Historically, this meeting is held in Maryland, the state of Havertys’ incorporation, and typically is a very brief meeting conducted by Havertys’ Corporate Secretary. Generally, no stockholders are in attendance.

Certain Relationships and Related Transactions

Related Party Transaction Policy

We recognize that transactions between Havertys and any of its directors or executives can present potential or actual conflicts of interest and create the appearance that Havertys’ decisions are based on considerations other than the best interest of Havertys and its shareholders. Our Corporate Governance Principles and the Code, which applies to all employees and directors, provides that all conflicts of interest should be avoided, however, Havertys recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interest of the Company. Therefore, the Company adopted in 2008, a written Related Party Transaction Policy (“Policy”) which details the policies and procedures for approving a “related party transaction.” The term “related party transaction” is defined as any transaction, arrangement or relationship or any series of similar transactions arrangements or relationships in which (1) the aggregate amount involved will exceed $120,000 in any calendar year, (2) we are a participant, and (3) the related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). Under the Company’s Policy, any relationship, arrangement or transactions between the Company and (a) a director, executive officer or any immediate family member of either a director or an executive officer, (b) any stockholder owning more than 5% of either class of the Company’s common stock or (c) any entity owned or controlled by a director, executive officer or immediate family member of such individuals, or an entity in which any of the individuals named above has a ownership interest or control.

The Board has determined that the Nominating and Corporate Governance Committee is best suited to review and approve related party transactions. The Governance Committee has adopted standing pre-approvals under the policy for limited transactions with related persons. Pre-approved transactions include: (i) employment of executive officers; (ii) director compensation; (iii) certain transactions with other companies in which the related party’s only relationship is as an employee, director or beneficial owner of less than 10 percent of that company’s stock; (iv) certain Company charitable contributions; (v) certain transactions where the related person’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock receive the same benefits; (vi) certain banking related services in which the terms of such transactions are generally the same as or similar to accounts offered to others in the ordinary course of business; (vii) transactions involving competitive bids and (viii) transactions made on the same or similar terms available to all Company employees.

Related Party Transactions

Mr. Rawson Haverty, Jr. serves as the Company’s Senior Vice President, Real Estate and is a director and beneficial owner of more than 5% of the Company’s Class A Common Stock. During 2007, Mr. Haverty earned a salary of $221,500 which was approved by our Compensation Committee in accordance with our compensation practices applicable to our Executive Officers.

SunTrust Banks, Inc. (“SunTrust”) engaged in ordinary course of business banking transactions with us in 2007, and provided investment and trust services on terms comparable to other customers similarly situated. We have unsecured revolving credit facilities with a group of five banks, including SunTrust. As of December 31, 2007, Havertys’ indebtedness and total amounts committed under the revolving credit facilities allocable to SunTrust totaled approximately $1,321,000, and the greatest such amount during 2007 was $11,946,000. L. Phillip Humann, one of our directors, is Chairman of the Board of Directors of SunTrust.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The Audit Committee has reviewed and discussed with Havertys’ management and Ernst & Young LLP (“Ernst & Young”), the independent registered public accounting firm, the consolidated financial statements set forth in Havertys 2007 Annual Report on Form 10-K for the year ended December 31, 2007, including a discussion of the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the Company’s internal controls over financial reporting. The Committee also reviewed the disclosures made in “Management’s Discussions and Analysis of Financial Condition and Results of Operations” included in the Company’s 2007 Annual Report on Form 10-K for the year ended December 31, 2007.

The Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition the Committee has discussed with the independent auditors the auditor’s independence from the Company and its management, including the matters in the written disclosures and the letter provided by the independent auditors to the Committee as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has considered the compatibility of non-audit services with the auditor’s independence.

The Committee discussed with Ernst & Young the overall scope and plans for their integrated audit. The Committee met with Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of Havertys’ internal controls and the overall quality of Havertys’ financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in Havertys’ Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

The Audit Committee:

John T. Glover, Chairman

Vicki R. Palmer

Fred L. Schuermann

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

Audit Fees and Related Matters

Ernst & Young served as independent auditors of Havertys’ annual financial statements for the year ended December 31, 2007. The Audit Committee has not yet selected an independent auditor for Havertys for the year ended December 31, 2008. Historically, the independent auditors are selected in May at the first meeting of the newly appointed Audit Committee. It is expected that the Audit Committee will engage an independent auditor in May 2008. No representative of Ernst & Young will be present at the Annual Meeting. Aggregate fees for professional services rendered for Havertys for the years ended December 31, 2007 and 2006, were:

	December 31, 2007	December 31, 2006
Audit	$780,272	$794,210
Audit-related	44,000	42,000
Tax	109,636	97,695
All Other	2,500	1,500
Total	$936,408	$935,405

Audit Fees. These represent professional services fees for the audit of our annual financial statements, audit of our internal controls over financial reporting, review of the quarterly financial statements included in Forms 10-Q, accounting consultations and issuance of debt compliance letters. These fees were paid to Ernst & Young.

Audit-related: These are professional fees for employee benefit plan audits and other related matters. These fees were paid to Windham Brannon, P.C.

Tax Fees. These are fees for professional services related to tax compliance services and assistance in responding to various tax authorities. These fees were paid to Ernst & Young.

All other Fees. These are subscription fees to an on-line accounting and research tool. These fees were paid to Ernst & Young.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services provided that the Chairman reports any decisions to the Committee at its next scheduled meeting. Tax services comprising less than ten percent of the tax fees were approved by the Audit Committee under the pre-approval policies and procedures.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

Havertys’ executive compensation philosophy is directed at attracting, retaining and motivating highly qualified executives that are dedicated to the long-term success of Havertys and to align their interests with the long-term interests of Havertys’ stockholders by providing appropriate competitive compensation and financial reward. Our compensation setting process consists of establishing targeted overall compensation for each senior executive and then allocating that compensation among base salary, equity awards and cash incentive compensation. In support of this philosophy, the executive compensation program is designed to reward performance relevant to Havertys’ short-term and long-term success based on corporate and individual performance. At the senior-most levels for 2007, we designed the incentive compensation to reward company-wide performance through tying awards primarily to earnings per share. For other senior executives, we design incentive compensation to reward the achievement of specific operational goals within areas under the control of the relevant individuals, although company-wide performance is also a significant factor. Finally, we endeavor to ensure that our compensation program is perceived as fundamentally fair to all stakeholders.

Overview of Process and Compensation Components

The compensation of our executives is broken into three components: base salary, annual cash incentive compensation and long-term equity awards. Base salaries are set for our executive officers at the regularly scheduled meeting of the Compensation Committee held at the beginning of each year. At this meeting, the Compensation Committee also approves and adopts the management incentive plan for the new year and typically grants stock awards to all of our executive officers and certain other eligible employees.

We choose to pay each component of compensation in keeping with our compensation philosophy. The amount of each component is determined by or under the direction of the Compensation Committee and is based on the results of independent evaluations which the Compensation Committee had conducted by the consulting firm Mercer in 2004. The peer group in that evaluation consisted of retailing, home furnishing and other companies with a special retail focus of comparable size and complexity to ours. Our Compensation Committee took Mercer’s recommendations and input from our new human resources executive into consideration when setting compensation for 2005. These results were the base from which the changes to the bonus and equity components of executive compensation were made for 2006 and 2007.

It has been the practice of the Compensation Committee to review the history of all the components of each executive officer’s total compensation over each of the past three years and relate the compensation of the executive officers with that of the executive officers of peer companies. Typically, the chief executive officer makes recommendations to the chairman and the Compensation Committee with respect to the executive officers. Such executive officers are not present at the time of these deliberations. The Compensation Committee may accept or adjust such recommendations. The Compensation Committee reviews the performance and compensation of the chairman and chief executive officer and, following discussions with those individuals establishes their compensation levels.

Our policy for allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for our company and our stockholders. Likewise, we provide cash compensation in the form of base salary to meet competitive salary norms and reward good performance against specific short-term goals on an annual basis in the form of cash incentive compensation. We provide non-cash compensation relative to the performance of general management responsibilities, difficulty of achieving desired results and contribution as a member of the executive management team. The components of our targeted compensation package for the named executive officers for 2007 ranged from 52% to 55% in salaried compensation, 31% to 34% in cash incentive compensation, and 12% to 17% in equity awards.

The Committee retained the consulting firm Pearl Meyer & Partners (“Pearl Meyer”) in late 2007 to analyze and evaluate the current compensation levels and components for the Company’s executive officers. This resulted in a change primarily in the non-cash equity awards component of compensation for executive officers for 2008.

Summary Compensation Table

The following tables and footnotes discuss the compensation paid or accrued for the last two years to (i) our chief executive officer and chief financial officer and (ii) our three most highly compensated executive officers (the “named executive officers” or “NEOs”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value And Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Clarence H. Ridley	2007	$ 420,000	$ —	$98,960	$ 37,800	$ 28,612	$7,260	$ 592,632
Chairman	2006	410,000	—	165,346	96,000	118,066	5,967	795,379
Clarence H. Smith	2007	450,000	—	143,181	43,900	44,869	7,716	689,666
President & CEO	2006	420,000	—	97,418	105,000	39,759	6,000	668,177
Dennis L. Fink	2007	330,000	—	86,124	39,600	46,975	7,755	510,454
EVP & CFO	2006	320,000	10,000	53,734	71,000	52,242	2,933	509,909
M. Tony Wilkerson	2007	280,000	22,000	72,253	8,400	58,737	7,672	449,062
EVP, Merchandising	2006	270,000	8,000	46,002	73,000	54,543	2,862	454,407
Steven G. Burdette(4)	2007	235,000	15,000	66,100	35,300	10,615	7,739	369,754
SVP, Operations

(1)

These amounts reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2007, in accordance with FAS 123(R) of awards pursuant to the 2004 Long-Term Incentive Plan and thus include amounts from awards granted in and prior to 2007. Assumptions used in the calculation of these amounts are included in Note 11 to Havertys’ audited financial statements for the year ended December 31, 2007, included in Havertys’ Annual Report on Form 10-K filed with the SEC on March 13, 2008.

(2)	These amounts are the 2007 Cash Incentives discussed below in Annual Cash Incentive Compensation.

(3)

These amounts reflect the following: (1) Havertys’ contributions to the account of the named executive officer pursuant to the Havertys’ 401(k) Plan as follows: for Mr. Ridley - $4,958, Mr. Smith - $4,958, Mr. Fink - $4,997, Mr. Wilkerson - $4,914 and Mr. Burdette - $4,989 and (2) the premium costs for life insurance, short-term and long-term disability coverage paid by Havertys on behalf of the named executive officer.

(4)	Mr. Burdette became a named executive officer in 2007.

(5)	There were no stock options granted to the named executive officers in 2007.

Base Salary for Executive Officers

The Compensation Committee reviews the base salaries for each named executive officer on a yearly basis and advises the Board as to the appropriateness and reasonableness of the salaries. Consistent with our compensation philosophy, we reviewed both internal and external factors to determine the appropriate compensation for Mr. Ridley, Mr. Smith and the other named executive officers and the Company’s other senior executives. This review is based on competitive compensation data as well as a subjective evaluation of each executive’s contribution to Havertys’ performance and the executive’s level of experience and responsibilities. Adjustments are made as necessary in light of past performance and the potential for making significant contributions in the future in order to ensure compensation levels are appropriate and competitive.

We believe the base salary range for each executive position reflects a median base salary range for Havertys’ comparative peer group. The Compensation Committee, after reviewing a competitive compensation analysis performed in late 2007 by the consulting firm Pearl Meyer, determined that the annual base salaries for 2008 will increase by 1% to 6% for each of the named executive officers. For compensation purposes, the Compensation Committee performs a yearly evaluation of Messrs. Ridley’s and Smith’s performance. The other named executive officers’ performance is evaluated by Mr. Smith and discussed with the Compensation Committee.

Annual Cash Incentive Compensation

Each Havertys executive is eligible for an annual cash incentive award. Cash incentive awards are intended to reward key employees based on both Havertys’ performance and the individual’s performance, motivate key employees and provide competitive cash compensation opportunities to executive officers.

We believe that incentive compensation for executive officers should be directly linked to the achievement of specified financial and non-financial objectives. An executive of Havertys will earn total compensation that is competitive with the market only if Havertys achieves corporate financial performance goals and incentive compensation is paid. If goals are exceeded, incentive compensation can cause total compensation to exceed median market levels.

This performance-based structure keeps a sizeable portion of the compensation for the senior management group at risk because the value of such compensation depends largely on the degree of success in attaining both Company and individual performance objectives. Havertys’ pay for performance philosophy is intended to encourage achievement of both short-term and long-term financial and operational objectives. We have placed and will continue to place an increasing emphasis on compensation tied to the meeting of objectives which are aligned with those of the stockholders.

2007 Cash Incentives (Non-Equity Incentive Plan Compensation): The Compensation Committee approved a management incentive plan (“Incentive Plan”) to determine cash incentives for Havertys’ executive officers for 2007. The Incentive Plan provided for cash incentives based on a combination of Havertys achieving a threshold amount of earnings per share on a quarterly and annual basis and the executive officer meeting three additional performance criteria as established by the Compensation Committee for each individual. Performance goals, in addition to the earnings per share threshold, included increases in comparable store sales, improvements in gross profit margins and reductions of selling, general and administrative expenses as well as certain strategic, critical and individual initiatives. The performance goals and their respective weighting in determining bonuses varied by executive officer.

The Incentive Plan provided for the NEOs target cash incentives to range from 60% to 65% of 2007 base salary. The amount of compensation to be paid to each NEO ranged from 0% to 110% of the target cash incentives based upon the extent to which the performance objectives under each of the four established criteria or goals were met. The minimum level of performance was set at 90% of each goal and if the minimum level was not met, no cash bonus relative to that goal was paid. See the columns labeled “Estimated Possible Payout under Non-Equity Incentive Plan Awards” of the Grants of Plan-Based Awards Table on page 21. The actual payments are shown in the Summary Compensation Table on page 18 and ranged from 9% to 15% of base salary.

2008 Cash Incentives (Non-Equity Incentive Plan Compensation): The Compensation Committee has approved a management incentive plan (“2008 Incentive Plan”) to determine cash incentives for Havertys’ executive officers in 2008. The 2008 Incentive Plan provides for cash incentives based on the Company achieving a target earnings per share (“EPS”) as established by the Compensation Committee. Pursuant to the Plan, the Executive Officers are eligible to receive a target payout of 33% of the amount of their annual base salary if the pre-established target EPS is achieved and one or more individual goals are met. The cash incentive paid will be reduced ratably for actual Company performance from 50% to 100% of the target EPS. Failure to reach at least 50% of the target EPS goal will result in a zero payout under the Plan. No Executive Officer is eligible for a payment in excess of the target payout under the Plan.

Bonuses: In its discretion, the Compensation Committee approved cash bonuses for 2007 to certain Executive Officers that are not NEOs based on subjective criteria and performance against individual objectives for the year. These discretionary bonuses ranged from 0% to 11% of base salary.

Equity Compensation

Our practice is to determine the approximate dollar amount of equity compensation that we want to provide and to then grant a number of shares of restricted stock that have a fair market value comparable to that amount on the date of grant. We determine the fair market value based upon the closing price of our stock on the date of determination. With the exception of significant promotions and new hires, we generally make these awards at the first meeting of the Compensation Committee each year following the availability of the preliminary financial results for the prior year. Grants were made on February 1, 2007 and on February 6, 2008. This timing was selected because it enables us to consider prior year performance by Havertys and the potential recipients and our expectations for the current year. The awards also are made as early as practicable in the year in order to maximize the time period for the incentives associated with the awards. The Compensation Committee’s schedule is determined in advance, and the proximity of any awards to earnings announcements or other market events is coincidental. The Compensation Committee grants restricted stock to individuals that are not members of Havertys’ Management Committee, generally based upon the recommendations of the chief executive officer, and has delegated stock award granting authority for a small, specific number of shares to the chief executive officer to be made during the ensuing year.

Restricted stock awards are made based on a number of factors including company and individual performance. Accordingly, the number of shares awarded to individuals will vary from year to year. The stock awards made in 2007 and prior were “time based” and generally vest in equal increments over four years.

The Compensation Committee in February 2008, based upon recommendations from Pearl Meyer granted Performance Accelerated Restricted Stock Awards (“PARS”) and Stock Settled Appreciation Rights (“SARs”) to the Company’s Executive Officers in lieu of restricted stock awards. The SARs will vest over four years from date of grant. The PARS will vest 100% in 2015 and could be subject to accelerated vesting if certain market price per share goals are met by the Company.

Over the past several years, we have decreased our use of stock options and increased our use of restricted stock. This modification in our equity compensation structure is consistent with competitive market trends. More importantly, the use of restricted stock awards and SARs make more efficient use of our equity program’s share reserves and reduce overall dilution because it takes fewer shares than options to deliver the same amount of incentive compensation opportunity. The SARs granted in 2008 will provide value to the executives only if the price of the Company’s stock increases. The timing of receipt and value of the PARS is also directly tied to the value of the Company’s stock.

In establishing award levels, we generally do not consider the equity ownership levels of the recipients or prior awards that are fully vested. It is our belief that competitors who might try to hire away our employees would not make a higher offer because of equity ownership in Havertys and, accordingly, to remain competitive we do not adjust for that factor either.

Grants of Plan Based Awards Table

The following table sets forth certain information with respect to the estimated payouts which were possible under our non-equity incentive plan and the restricted stock awards granted during the year ended December 31, 2007 to each of our named executive officers. The actual payouts are shown in the Summary Compensation Table. There were no awards granted under equity incentive plans or stock option awards in 2007.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)			All Other Stock Awards: Number of Shares of Stock
Name	Grant Date	Threshold	Target	Maximum	(#)
Clarence H. Ridley	02/01/2007	$12,600	$252,000	$277,200	7,000
Clarence H. Smith	02/01/2007	14,625	292,500	321,800	8,000
Dennis L. Fink	02/01/2007	9,900	198,000	217,800	6,000
M. Tony Wilkerson	02/01/2007	8,400	168,000	184,800	4,000
Steven G. Burdette	02/01/2007	7,050	141,000	155,100	5,000

Outstanding Equity Awards Value at Fiscal Year-End Table

The following table includes certain information with respect to the value of all unexercised options previously awarded to the named executive officers at December 31, 2007. All of the option awards are exercisable and no awards have been made under an equity incentive plan. The market value of shares of stock that have not vested is based on the closing market price of $8.99, at December 31, 2007.

		Option Awards			Stock Awards
Name	Date Awarded	Number of Securities Underlying Exercisable Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock that Have Not Vested ($)
Clarence H. Ridley	10/29/99	6,000	$13.7500	10/29/09
	10/31/00	6,000	$11.2500	10/31/10
	01/18/01	25,000	$10.8125	01/18/11
	12/20/01	50,000	$15.9400	12/20/11
	12/19/02	22,000	$12.9000	19/19/12
	12/09/03	25,000	$20.3000	12/09/10
	12/20/04				7,500	$67,425
	02/23/06				5,250	$47,198
	02/01/07				7,000	$62,930

Clarence H. Smith	12/16/98	6,000	$10.1250	12/16/08
	10/21/99	25,000	$13.8750	10/21/09
	10/26/00	12,284	$11.6250	10/26/10
	12/20/01	30,000	$15.9400	12/20/11
	12/19/02	22,000	$12.9000	12/19/12
	12/09/03	25,000	$20.3000	12/09/10
	12/20/04				10,000	$89,900
	02/23/06				6,000	$53,940
	02/01/07				8,000	$71,920

Dennis L. Fink	12/16/98	20,000	$10.1250	12/16/08
	10/21/99	25,000	$13.8750	10/21/09
	10/26/00	20,000	$11.6250	10/26/10
	12/20/01	25,000	$15.9400	12/20/11
	12/19/02	18,000	$12.9000	12/19/12
	12/09/03	20,000	$20.3000	12/09/10
	12/20/04				5,000	$44,950
	02/23/06				4,500	$40,455
	02/01/07				6,000	$53,940

		Option Awards			Stock Awards
Name	Date Awarded	Number of Securities Underlying Exercisable Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock that Have Not Vested ($)
M. Tony Wilkerson	10/21/99	20,000	$13.8750	10/21/09
	10/26/00	10,732	$11.6250	10/26/10
	12/20/01	20,000	$15.9400	12/20/11
	12/19/02	14,000	$12.9000	12/19/12
	12/09/03	15,000	$20.3000	12/09/10
	12/20/04				4,000	$35,960
	02/23/06				4,500	$40,455
	02/01/07				4,000	$35,960

Steven G. Burdette	10/21/99	13,000	$13.8800	10/21/09
	10/26/00	4,500	11.6300	10/26/10
	12/20/01	17,000	15.9400	12/20/11
	12/19/02	15,000	12.9000	12/19/12
	12/09/03	15,000	20.3000	12/09/10
	12/20/04				3,500	$31,465
	02/23/06				3,750	$33,713
	02/01/07				5,000	$44,950

Stock Vested Table

The following table includes certain information with respect to the vesting of restricted stock awards of the named executive officers for the year ended December 31, 2007. There were no options exercised by the named executive officers during 2007. The value realized on vesting is determined by the closing market value on the vesting date multiplied by the number of shares vesting.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Clarence H. Ridley	5,500	$66,880
Clarence H. Smith	7,000	$85,120
Dennis L. Fink	4,000	$48,640
M. Tony Wilkerson	3,500	$42,560
Steven G. Burdette	3,000	$36,480

Pension Benefits and Retirement Plans

Pension Plan

Until December 31, 2005, Havertys maintained the Haverty Furniture Companies, Inc. Retirement Plan (the “Retirement Plan”), a traditional defined benefit pension plan. Subsequent to that time no new participants were added to the plan. On November 10, 2006, the plan for existing participants was frozen as of December 31, 2006. For its 401(k) plan, Havertys increased its matching contribution effective January 1, 2007, from 50% of the first 2% of eligible pay and 25% of the next 4% contributed by participants, to 100% of the first 1% of eligible pay and 50% of the next 5% contributed by participants. This represented an increase in the maximum match from 2% to 3.5% of eligible pay. Beginning January 1, 2008, we will take advantage of the “safe harbor” contribution rules. This change will allow all participants, including our Executive Officers to defer the maximum allowed under I.R.S. regulations.

Supplemental Retirement Plan

The Company has the Haverty Furniture Companies, Inc. Supplemental Retirement Plan (the “SERP”) for the benefit of those employees whose retirement benefits would otherwise be reduced by the limitation imposed by federal pension law and I.R.S. regulations on the amount of compensation that may be taken into account in computing benefits under a defined benefit retirement plan. Effective December 1, 2006, the SERP was amended such that any future changes to the Retirement Plan would not affect the calculation of the SERP benefit, and that the benefit accrued as of December 1, 2006 would not be reduced. The maximum annual benefit when combining the SERP benefit, the calculated Retirement Plan Benefit, and Social Security will continue to be $125,000.

The following table shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under each of the Retirement Plan and the Supplemental Retirement Plan determined using interest and mortality rate assumptions consistent with those used in Havertys’ financial statements and included in Note 11 to Havertys’ audited financial statements for the year ended December 31, 2007.

Name	Plan Name	Number of Years Credited Service (#)	Present Value Of Accumulated Benefit ($)
Clarence H. Ridley	Retirement Plan	6.00	$135,366
	SERP	7.00	282,989
Clarence H. Smith	Retirement Plan	33.25	411,799
	SERP	34.25	233,294
Dennis L. Fink	Retirement Plan	14.00	162,478
	SERP	15.00	307,428
M. Tony Wilkerson	Retirement Plan	30.00	516,487
	SERP	31.00	361,625
Steven G. Burdette	Retirement Plan	23.00	139,824
	SERP	24.00	92,541

Non-Qualified Deferred Compensation

The amounts in the following table relate to the Company’s mutual fund option plan. On January 15, 1999, the Board of Directors adopted the Havertys Top Hat Mutual Fund Option Plan (the “Top Hat Plan”). The Top Hat Plan covers certain executives and employees as designated by the Compensation Committee and is designed to accumulate retirement funds for selected employees, including the executive officers. The Top Hat Plan allowed participants to defer up to 100% of their cash incentive compensation in exchange for an option to buy selected mutual funds at a discount equal to the bonus he or she would have otherwise received. Deferrals under the Top Hat Plan were suspended in 2005. The Top Hat Plan is administered by Havertys.

Name	Aggregate Earnings in Last FYE ($)	Aggregate Balance at Last FYE ($)
Clarence H. Ridley	$—	$—
Clarence H. Smith	37,437	542,108
Dennis L. Fink	17,061	207,485
M. Tony Wilkerson	13,426	62,020
Steven G. Burdette	—	—

Change in Control Benefits

Our senior management and other employees have built Havertys into the successful enterprise that it is today, and we believe that it is important to protect them in the event of a change in control. The Board of Directors has approved agreements (each an “Agreement”) between Havertys and each of the executive officers named in the Summary Compensation Table and certain other officers. These Agreements provide for certain cash payments and continuation of benefits upon termination of the executive’s employment in the event of a change in control or potential change in control as defined in the Agreement.

The Agreements, entered into with Messrs. Ridley, Smith, Fink and Wilkerson provide that unless the termination of the executive is for cause, or by the executive without “Good Reason” as defined in the Agreement, or if termination occurs prior to a change in control but following a potential change in control that would result in a change in control, the executive would be paid: (1) a lump severance payment in cash equal to the higher of the sum of two times the executive’s base salary or two times the average executive’s annual base salary for the three years immediately prior to the event upon which the notice of termination is based; (ii) the higher of two times the amount paid to the executive as bonus and annual incentive compensation or two times the average amount paid in the three years preceding that in which the date of termination occurs; and (iii) an amount of any annual bonus and incentive compensation which has been allocated or awarded to the executive and has not yet been paid and a pro rata portion for the fiscal year in which the termination occurs.

Under the terms of the Agreement, if a change in control occurs, Havertys will, at the election of the executive, repurchase all options held by the executive for a lump sum amount in cash equal to the product of the spread (as defined in the Agreement) times the number of shares covered by each option. Havertys will also arrange to provide life, disability, accident and health insurance benefits similar to those which the executive was receiving immediately prior to the notice of termination for a period of 24 months after the date of termination.

The Agreement with Mr. Burdette is on identical terms as described above, except that the severance payments would be a lump severance payment based on one year’s base salary and bonus and incentive compensation and 12 months of post-termination insurance benefits.

Because of the so-called “parachute” tax imposed by Internal Revenue Code Section 280G, the Agreements include a “cap.” Under this provision, all parachute payments payable to the executives would be reduced so that no excise tax would be imposed on any of the payments and benefits and thus the total amount of payments would never exceed three times his or her “base amount” as defined by the Internal Revenue Code.

Based upon the hypothetical termination date of December 31, 2007, and election to repurchase all options and unvested restricted stock awards (at an assumed purchase price of $13.53), the change in control benefits for our NEOs, assuming the provision of the Agreements deem payments should be made, would have been as follows:

Name	Salary times Multiple	Bonus Times Multiple	Purchase of Options	Healthcare and Other Benefits	Total
Clarence H. Ridley	$840,000	$160,000	$362,695	$16,800	$1,379,495
Clarence H. Smith	900,000	160,000	382,411	17,700	1,460,111
Dennis L. Fink	660,000	146,667	327,255	17,700	1,151,622
M. Tony Wilkerson	560,000	73,333	198,389	17,600	849,322
Steven G. Burdette	235,000	82,000	183,765	13,000	513,765

Perquisites and Other Benefits

Perquisites for our executives are very limited and consist only of payments for annual executive physical examinations and $250,000 of additional life insurance coverage. Havertys’ executives participate in the Company’s benefit plans on the same terms as other employees. These plans include medical and dental insurance, life insurance and discounts on Havertys products. Havertys’ executive officers do not have personal access to aircraft, automobiles, club memberships or any cash allowances for such benefits.

Section 162(m)

In making our decisions about compensation for Messrs. Ridley and Smith and other named executive officers, we consider Section 162(m) of the Internal Revenue Code, which limits to $1 million per year the compensation expense deduction Havertys may take for compensation paid to a person who is “highly compensated” for purposes of the Internal Revenue Code, unless the compensation is “performance-based.” It is generally the policy of Havertys that the components of executive compensation that are inherently performance-based should qualify for exclusion from the deduction limitation under Section 162(m).

We believe that while tax deductibility is an important factor, it is not the sole factor to be considered in setting executive compensation policy, and therefore reserve the right, in appropriate circumstances, to pay amounts in addition to base salary that might not be deductible. The Compensation Committee’s purpose in doing so is to ensure that Havertys retains its best executives and remains competitive in the market for executive talent.

If non-performance-based compensation in excess of $1 million should become payable to a person who is “highly compensated” for this purpose, we may consider requiring possible deferral of receipt of any potential amounts earned in excess of the cap to a tax year following the year in which the individual might leave the employment of Havertys.

Compensation Committee Report

The Compensation Committee oversees the compensation program of Havertys on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management of Havertys the Compensation Discussion and Analysis included in this Proxy Statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Havertys’ definitive proxy statement on Schedule 14A for is 2008 annual meeting, which is incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, each as filed with the Securities and Exchange Commission.

The Executive Compensation and

Employee Benefits Committee:

Mylle H. Mangum, Chairman

L. Phillip Humann

Terence F. McGuirk

Al Trujillo

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

OTHER INFORMATION

Information Regarding Beneficial Ownership of Directors and Management

The following table sets forth information regarding beneficial ownership of Common Stock and/or Class A Common Stock by each director, each individual in the Summary Compensation Table and by our directors and executive officers as a group, all as of February 29, 2008.

	Common Stock			Class A Common Stock
	Share Beneficially Owned (excluding options(1) )	Acquirable Within 60 Days (2)	Percent of Class	Shares Beneficially Owned	Percent of Class
Nominees for Holders of Class A Common
Clarence H. Ridley	32,506(3)	134,000	*	432,527(4)	10.49%
John T. Glover	38,352	30,000	*	—	—
Rawson Haverty, Jr.	11,710(5)	97,000	*	1,212,195(6)(7)	29.40%
L. Phillip Humann	79,071	30,000	*	—	—
Mylle H. Mangum	14,257	30,000	*	—	—
Frank S. McGaughey, III	41,371(8)	30,000	*	408,510(9)	9.91%
Clarence H. Smith	112,953(10)	120,284	1.36%	686,260(11)(12)	16.64%
Al Trujillo	13,184	6,000	*	—	—
Nominee for Holders of Common Stock
Terence F. McGuirk	11,405	12,000	*	—	—
Vicki R. Palmer	11,916	12,000	*	—	—
Fred L. Schuermann	7,749	6,000	*	—	—
Named Executive Officers
Dennis L. Fink	123,630	128,000	1.47%	—	—
M. Tony Wilkerson	123,428	79,732	1.19%	630(13)	*
Steven G. Burdette	15,435	64,500	*	30	*
Executive Officers and Directors as a group (20)	747,490	988,249	10.15%	2,743,946	66.54%

*Less than 1% of outstanding shares of class.

(1)

This column also includes shares beneficially owned under the Director’s Deferred Compensation Plan for the following individuals: Mr. Ridley – 8,121; Mr. Glover – 3,673; Mr. Humann – 24,471; Ms. Mangum – 10,303; Mr. Schuermann – 7,749; Mr. Smith – 3,059; and Mr. Trujillo – 9,002.

(2)	Represents stock options which the directors and officers have the right to acquire at exercises prices ranging from $10.125 to $20.75.

(3)

This amount includes 1,860 shares held by Mr. Ridley’s wife. This amount also includes 5,287 shares with respect to which he has sole voting power pursuant to a revocable proxy granted to him by Ms. Clare Ridley Ranney (the “Ranney proxy”). Mr. Ridley disclaims beneficial ownership of these shares.

(4)	This amount includes 1,860 shares held by Mr. Ridley’s wife. This amount also includes 37,925 shares he votes pursuant to the Ranney proxy. Mr. Ridley disclaims beneficial ownership of these shares.

(5)	This amount includes 1,500 shares held by Mr. Haverty’s wife and 2,000 shares held in trust for the benefit of his minor children for which he is co-trustee.

(6)

This amount includes 5,300 shares held by Haverty’s wife and 2,200 shares held in trust for the benefit of his minor child for which he is co-trustee. This amount also includes 86,917 shares held by the Mary E. Haverty Foundation, a charitable organization, for which Mr. Haverty has sole voting power through a revocable proxy granted to him by the Foundation.

Mr. Haverty has no pecuniary interest in the shares of the Foundation and disclaims any beneficial ownership in the Foundation’s shares.

(7)

According to the Schedule 13D filed on July 23, 2007, 957,453 shares were reported to be held by H5, L.P. Mr. Haverty is the manager of the Partnership’s general partner, Pine Hill Associates, LLC. Mr. Haverty disclaims beneficial ownership of these shares except to the extent of his partnership interest.

(8)	This amount includes 10,000 shares owned by Mr. McGaughey’s wife and he disclaims any beneficial ownership in these shares.

(9)

According to the Schedule 13G filed on April 27, 2004, 408,510 shares were reported to be held as of April 22, 2004 by Ridge Partners, L.P. Mr. McGaughey is the general partner of Ridge Partners L.P. and disclaims beneficial ownership of these shares except to the extent of his partnership interest.

(10)

This amount includes 18,187 shares held by Mr. Smith’s wife. This amount also includes 37,821 shares held by two charitable foundations for which he has sole or shared voting power. Mr. Smith has no pecuniary interest in the shares of the foundations and disclaims any beneficial ownership in the foundations’ shares.

(11)

According to the Schedule 13D filed on June 1, 2007, 598,835 shares were reported to be held by Villa Clare Partners, L.P. The number of shares increased on July 23, 2007 to 603,497 shares. Mr. Smith is the manager of the Partnership’s general partner, West Wesley Associates, LLC. Mr. Smith disclaims beneficial ownership of these shares except to the extent of his pecuniary interest.

(12)

This amount includes 1,950 shares held by Mr. Smith’s wife. This amount also includes 15,683 shares held by a charitable foundation for which he has sole voting power. Mr. Smith has no pecuniary interest in the shares of the foundation and disclaims beneficial ownership in the foundation’s shares.

(13)	This amount includes 240 shares held by Mr. Wilkerson’s wife.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, certain officers and beneficial owners of more than 10% of a registered class of Havertys’ equity securities to file reports of ownership and reports of changes in ownership with the SEC. Directors, officers and beneficial owners of more than 10% of Havertys’ equity securities are also required by the SEC regulations to furnish us with copies of all such reports that they file. Based on our review of copies of such forms and amendments provided to us, we believe that all filing requirements were timely complied with during the fiscal year ended December 31, 2007.

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of December 31, 2007 regarding beneficial ownership of Common Stock and/or Class A Common Stock by persons known to Havertys to own beneficially more than 5% of its outstanding shares of Common and/or Class A Common.

	Common Stock		Class A Common Stock
	Shares Beneficially Owned	Percent of Class	Shares Beneficially Owned	Percent of Class
Barclays Global Investors, NA 45 Fremont Street – 17th Floor San Francisco, California 94105	1,005,528(1)	5.81%	—	—
Donald Smith & Co., Inc. 152 West 57th Street New York, NY 10019	1,807,482(2)	10.44%	—	—
Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, CA 90401	1,290,731(3)	7.46%	—	—
Franklin Advisory Services, LLC One Parker Plaza, 9th Floor Fort Lee, NJ 07024	1,378,700(4)	7.97%	—	—
Met Investors Advisory, LLC 5 Park Plaza, Suite 1900 Irvine, CA 92614	2,573,973(5)	14.87%	—	—
Putnam, LLC d/b/a Putnam Investments One Post Office Square Boston, Massachusetts 02109	946,720(6)	5.47%	—	—
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	2,220,050(7)	12.99%	—	—
Third Avenue Management LLC 622 Third Avenue, 32nd Floor New York, NY 10017	4,768,971(8)	27.55%	—	—
Rawson Haverty, Jr. 780 Johnson Ferry Road, Suite 800 Atlanta, Georgia 30342	*	*	254,742(9)	6.16%
H5, L.P. 4414 Dunmore Road, NE Marietta, GA 30068	*	*	957,453(10)	23.15%
Ridge Partners L.P. 3180 Lemons Ridge Atlanta, GA 30339	*	*	408,510(11)	9.88%
Clarence H. Ridley 780 Johnson Ferry Road, Suite 800 Atlanta, Georgia 30342	*	*	432,527(12)	10.46%
Villa Clare Partners, L.P. 158 West Wesley Road Atlanta, GA 30342	*	*	603,497(13)	14.59%

*Less than 5% of outstanding shares of class.

(1)

According to a Schedule 13G filed on February 5, 2008, Barclays Global Investors, N.A. holds sole voting power over 265,460 shares and sole dispositive power over 338,163 shares of Common Stock; Barclays Global Fund Advisors holds sole voting power over 461,629 shares and sole dispositive power over 644,974 shares and Barclays Global Investors, Ltd. holds sole dispositive power over 22,391 shares.

(2)

According to a Schedule 13G filed on February 8, 2008, Donald Smith & Co., Inc. holds sole voting power over 1,561,782 shares and sole dispositive power over 1,807,482 shares of Common Stock. All shares are owned by advisory clients of Donald Smith & Co., Inc., no one of which, to the knowledge of Donald Smith & Co., Inc. owns more than 5% of the class.

(3)

According to a Schedule 13G filed on February 6, 2008, Dimensional Fund Advisors LP (“Dimensional”) holds sole voting and dispositive power over 1,290,731 shares of Common Stock. Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (the “Funds”). Dimensional possesses investment and/or voting power over the shares held by the Funds. The shares are owned by the Funds and Dimensional disclaims beneficial ownership of these securities.

(4)

According to a Schedule 13G filed on February 4, 2008, Franklin Advisory Services, LLC holds sole voting and dispositive power over 1,378,700 shares of Common Stock. These shares are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of Franklin Resources, Inc.

(5)

According to a Schedule 13G filed on February 14, 2008, Met Investors Advisory, LLC (“Met Investors”) holds shared investment and dispositive power over 2,573,973 shares of Common Stock. Met Investors is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, and serves as investment manager of each series of Met Investors Series Trust (the “Trust”), an investment company registered under the Investment Company Act of 1940. In its role as investment manager of the Trust, Met Investors has contracted with certain sub-advisers to make the day-to-day investment decisions investment for the certain series of Trust.

(6)

According to a Schedule 13G filed on February 1, 2008, Putnam, LLC has shared voting power over 252,190 shares of Common Stock and shared dispositive power over 946,720 shares of Common Stock. These securities are owned by subsidiaries which are registered investment advisors, which in turn include securities beneficially owned by clients of such investment advisors.

(7)

According to a Schedule 13G filed on February 13, 2008, T. Rowe Price Associates, Inc. (“Price Associates”) holds sole voting power over 1,030,900 shares of Common Stock and sole dispositive power over 2,220,050 shares of Common Stock. These securities are owned by various individual and institutional investors including T. Rowe Price Small-Cap Value Fund, Inc. which owns 1,106,000 shares, representing 6.4% of the shares outstanding, which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(8)	According to a Schedule 13G filed on February 14, 2008, Third Avenue Management LLC holds sole voting and dispositive power over 4,768,971 shares of Common Stock.

(9)

This amount includes 5,300 shares held by Mr. Haverty’s wife and 2,200 shares held in trust for the benefit of his minor child for which he is co-trustee. This amount also includes 86,917 shares held by the Mary E. Haverty Foundation, a charitable organization, for which Mr. Haverty has sole voting power through a revocable proxy granted to him by the Foundation. Mr. Haverty has no pecuniary interest in the shares of the Foundation and disclaims any beneficial ownership in the Foundation’s shares.

(10)

According to a Schedule 13D filed on July 23, 2007, 957,453 were reported to be held by H5, L.P. Mr. Rawson Haverty, Jr. is the manager of the Partnership’s general partner, Pine Hill Associates, LLC. Mr. Haverty disclaims beneficial ownership of these shares except to the extent of his partnership interest.

(11)

According to a Schedule 13G filed on April 24, 2004, these shares were reported to be held by Ridge Partners, L.P. Frank S. McGaughey, III is the general partner of Ridge Partners, L.P. and disclaims beneficial ownership of these shares except to the extent of his partnership interest.

(12)	This amount includes 1,860 shares held by Mr. Ridley’s wife. This amount also includes 37,925 shares he votes pursuant to the Ranney proxy. Mr. Ridley disclaims beneficial ownership of these shares.

(13)

According to a Schedule 13D filed on June 1, 2007, 598,835 shares were reported to be held Villa Clare Partners, L.P. The number of shares increased on July 23, 2007 to 603,497 shares. Mr. Clarence H. Smith is the manager of the Partnership’s general partner, West Wesley Associates, LLC. Mr. Smith disclaims beneficial ownership of these shares except to the extent of his partnership interest.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information concerning equity compensation plans as of December 31, 2007, that have been approved by stockholders. All of Havertys’ equity compensation plans have been approved by stockholders. The table includes (a) the number of securities to be issued upon exercise of options, warrants and rights outstanding under the equity compensation plans, (b) the weighted-average exercise price of all outstanding options, warrants and rights and (c) additional shares available for future grants under all of the Havertys’ equity compensation plans.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1) (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a) (2) (c)

Equity compensation plans approved by stockholders	1,999,790	$15.13	715,200
Equity compensation plans not approved by stockholders	—	—	—
Total	1,999,790	$15.13	715,200

_____________

(1)	Shares issuable pursuant to outstanding options under our 1998 Stock Option Plan. The 1998 Stock Option Plan expired on December 18, 2007 and no further options will be awarded under this plan.

(2)	The number of shares available for issuance at December 31, 2007, is 715,200 shares which may be awarded under the 2004 Long-Term Incentive Plan.

Stockholder Approved Plans

1998 Stock Option Plan. This plan provided for the grant of stock options to officers, directors and key employees of Havertys in order to encourage and enable these individuals to acquire proprietary interests in Havertys through the ownership of Havertys Common Stock. The Compensation Committee designated which employees were eligible to participate, the amount of grant and the terms and conditions (not otherwise specified in the plan) of such grant. The 1998 Stock Option Plan expired on December 18, 2007. No new options will be awarded under the 1998 Stock Option Plan, however, shares remain issuable pursuant to outstanding options previously awarded under the plan.

2004 Long-Term Incentive Plan. This plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, deferred shares, deferred stock units or performance awards to officers, directors and key employees of Havertys. The Compensation Committee designates which employees are eligible to participate, the amount of grant and the terms and conditions (not otherwise specified in the plan) of such grant. If a change in control of Havertys occurs then, at the Compensation Committee’s discretion, any award may provide for the immediate vesting or lapse of all restrictions.

AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS

Havertys’ Annual Report to Stockholders for the year ended December 31, 2007, which includes certain financial information about Havertys, is being mailed to stockholders together with this Proxy Statement. Additional copies of the Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission (exclusive of documents incorporated by reference), are available without charge to stockholders upon written request to Stockholder Relations, Haverty Furniture Companies, Inc., 780 Johnson Ferry Road, Suite 800, Atlanta, Georgia 30342 or by calling 404-443-2900. These documents, our governance documents, including all committee charters and other information may also be accessed from our website at www.havertys.com.

OTHER MATTERS

As of the date of this Proxy Statement, we do not know of any matters, other than those stated above, that may come before the meeting. The persons named in the enclosed form of proxy or their substitutes will vote with respect to any such matters in accordance with their best judgment.

By Order of the Board of Directors

Jenny Hill Parker

Vice President, Secretary and Treasurer

March 28, 2008

Atlanta, Georgia

P R O X Y	HAVERTY FURNITURE COMPANIES, INC. Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Stockholders to be held May 9, 2008

By signing this proxy you appoint Jenny Hill Parker and Dennis L. Fink, or either of them, proxies with full power of substitution to represent and vote all the shares you are entitled to vote as directed on the reverse side of this card on the specified proposal and, in their discretion, on any other business which may properly come before the Annual Meeting and all postponements and adjournments. The Annual Meeting will be held on May 9, 2008, at the Marriott SpringHill, 16 South Calvert Street, Baltimore, Maryland, at 10:00 A.M.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The named proxies cannot vote unless you sign and return this card or follow the applicable Internet or telephone voting procedures.

Comments:

(if you noted any comments above, please mark corresponding box on other side.)

SEE REVERSE SIDE

MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:        KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HAVERTY FURNITURE COMPANIES, INC.
The Board of Directors recommends a vote FOR its nominees.

Election of Directors	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1&2. Election of Directors
Holders of Class A Common Stock
01) Clarence H. Ridley	05) Mylle H. Mangum
02) John T. Glover	06) Frank S. McGaughey, III
03) Rawson Haverty, Jr.	07) Clarence H. Smith
04) L. Phillip Humann	08) Al Trujillo

Holders of Common Stock
09) Terence F. McGuirk	11) Fred L. Schuermann
10) Vicki R. Palmer

Please date and sign exactly as name(s) appear(s) above. When signing as an attorney, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. For joint accounts, each joint owner should sign.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Signature [PLEASE SIGN WITHIN BOX] Date			Signature (Joint Owners) Date

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